NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q1 2025

DALLAS (May 8, 2025) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended March 31, 2025. For the three months ended March 31, 2025, we reported net income attributable to common shares of $4.6 million or $0.53 per diluted share, compared to $2.5 million or $0.30 per diluted share for the same period in 2024.

Financial Highlights

•Total occupancy was 80% at March 31, 2025, which includes 94% at our multifamily properties and 53% at our commercial properties.
•On December 13, 2024, we sold 30 single family lots from our holdings in Windmill Farms for $1.4 million, resulting in a gain on sale of $1.1 million.

Financial Results

Rental revenues increased $0.1 million from $11.3 million for the three months ended March 31, 2024 to $11.4 million for the three months ended March 31, 2025. The increase in rental revenue is primarily due to an increase in rents at our multifamily properties.

Net operating loss decreased $0.7 million from $1.3 million for the three months ended March 31, 2024 to $0.6 million for the three months ended March 31, 2025. Our decrease in net operating loss was due to a $0.6 million decrease in operating expenses. The decrease in operating expenses is primarily due to a decrease in the cost of insurance and property taxes for the three months ended March 31, 2025.

Net income attributable to the Company increased $2.1 million from $2.5 million for the three months ended March 31, 2024 to $4.6 million for the three months ended March 31, 2025. The increase in net income is primarily attributed to an increase in gain on real estate transactions offset in part by a decrease in interest income and an increase in tax provision for the three months ended March 31, 2025.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Rental revenues	$11,427	$11,279
Other income	581	620
Total revenue	12,008	11,899
Expenses:
Property operating expenses	5,977	6,634
Depreciation and amortization	2,883	3,172
General and administrative	1,352	1,261
Advisory fee to related party	2,431	2,165
Total operating expenses	12,643	13,232
Net operating loss	(635)	(1,333)
Interest income	4,628	6,127
Interest expense	(1,781)	(1,869)
Equity in income from unconsolidated joint venture	—	435
Gain on sale or write down of assets, net	3,891	—
Income tax provision	(1,322)	(603)
Net income	4,781	2,757
Net income attributable to noncontrolling interest	(163)	(208)
Net income attributable to the Company	$4,618	$2,549
Earnings per share
Basic and diluted	$0.53	$0.30
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316